Exhibit 10.6

CONSULTING AGREEMENT

October 24, 2018

Stuart Scheinman

Globe Photos, Inc.

6445 South Tenaya Dr.

Suite B-130

Las Vegas, Nevada 89113

Dear Mr. Scheinman:

This will confirm our understanding of the arrangements made with you covering the consulting services SLT Holding, LLC (the "Firm") will perform for Globe Photos, Inc (the "Company"), during the period from October 1, 2018 through September 30, 2019. Our services will consist of::

Shamar Tobias is to serve as your part-time interim Chief Financial Officer ("CFO") and will report directly to Mr. Stuart Scheinman and the board of directors, as appropriate. In this role, Mr. Tobias will have the responsibilities and authorities normally assigned to the office of the CFO and as granted by the Company's board of directors. In the event we both agree to a change in the scope of the services, this agreement will be amended accordingly. You acknowledge that any change in scope or timeline may result in a change in our fees.

It is agreed that this agreement is separate and does not include financial reporting services already offered by Bluechip Accounting, LLC. In connection with providing the Services, you will be responsible for paying the fees described and any expenses incurred for your benefit. We agree that we shall both comply with all applicable federal and state laws concerning the confidentiality and security of information.

In consideration of us agreeing to act as your Interim CFO, you will provide me indemnification to the fullest extent permitted by the Company's by-laws and Nevada law. The Company must also obtain and maintain insurance to cover its officers and the Company agrees to include Mr. Tobias under this policy.

Our fees for the CFO engagement will be $6,000 per month. Also, as is customary in business, successful teams are incentivized for success. As part of your team we expect my experience and services will bring long-term value and success to the Company. We believe 2,000,000 shares of the Company's common stock is commensurate with this value. Warrants for 500,000 shares shall vest immediately and 500,000 upon the completion of every six (6) months of service, up to twenty-four (24) months, and at an exercise price equal to $0.10 per share.

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Purchaser may at any time and from time to time exercise this Warrant, in whole or in part by any method allowable under the Company's 2018 incentive plan. The Warrants expire 60 months from the date of vesting.

The Company understands that Shamar Tobias is employed by other companies for consulting services including CFO services and will not be able to devote all of his time to the operations and demands of the Company and conflicts of interest may arise. As a result, the Company understands that it will be required to disclose these facts to the public and further understands that these conflicts have the potential to have a material adverse effect on the business.

You will also be billed for travel and other out-of-pocket costs such as software subscriptions, report production, word processing, postage, etc. Expenses in excess of $100.00 require prior approval by the Company.

The fee is based on the Company's current financial position as of the date of this letter, anticipated cooperation from your personnel, timely responses to inquires; timely communication of all significant accounting matters and the assumption unexpected circumstances will not be encountered during the engagement. If significant additional time is necessary, we will keep the Company's management informed of any problems encountered and our fees will be adjusted accordingly.

Unless canceled in writing by either party, this contract automatically renews at the end of the annual term. It is understood that this agreement will be terminated immediately upon the hiring of a permanent full-time CFO.

This agreement may be terminated by either party at any time with or without cause by giving written notice to the other party of at least thirty (30) days. If the Company provides a termination notice and has an unpaid balance due on SLT's invoices, SLT may, at its sole option, immediately suspend all or part of the services provided under this agreement or immediately terminate this agreement. SLT will release files and systems accesses only after SLT' s account is paid in full.

Our invoices are due and payable upon presentation except any balances which have been agreed to be paid over a payment schedule at our discretion. Additionally, a finance charge of 1.25% per month will be assessed on all unpaid balances 30 days or more past due. In the event our firm resigns or is dismissed, any unpaid balance due will be secured by all assets of the Company. Payments made by check to SLT Holdings, LLC that are not honored by the bank will incur a returned check fee of $100.00. When a check is returned unpaid, SLT Holdings, LLC reserves the right to require future payment by cash or certified funds.

We retain the right to suspend or terminate our service in the event of nonpayment. Services will not be resumed until your account is paid as agreed. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed even if we have not issued the financial statements or records. The Company will be obligated to compensate us for all time expended and to reimburse us for all out-ofpocket expenditures through the date of termination.

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Each party agrees to indemnify and hold harmless and defend the other, its officers, directors, employees, shareholders and agents for and against all liabilities, costs, losses, damages, claims, demands, suits and expenses (including reasonable attorney' s fees) resulting from or attributable to any and all of its negligent acts and omissions as it relates to the other party under this Agreement. The obligations set forth in this Section 6 shall survive the termination of this Agreement.

Shamar Tobias will be an independent contractor and not an agent or employee of The Company. Nothing in this Agreement is intended or should be construed to create an employer-employee relationship between the Company and any of SLT's officers, employees, or agents.

In order to protect the goodwill of SLT, the Company and affiliates, to the fullest extent permitted by law, the Company and SLT, both during and after the Term, agree not to publicly criticize, denigrate, or otherwise disparage each other, their affiliates, and each such entity's employees, officers, directors, licensees, partners, consultants, other service providers, products, processes, policies, practices, or standards of business conduct.

Nothing in this Agreement shall prevent The Company from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally issued subpoena. The Company promises to provide SLT with written notice of any request to so cooperate or provide testimony within one day of being requested to do so, along with a copy of any such request.

SLT and the Company agree that this Agreement contains the entire understanding and the whole agreement between the parties hereto and all previous negotiations, representations, warranties, arrangements and statements (if any) whether expressed or implied are superseded by this Agreement.

This agreement shall not preclude or limit in any way the right of SLT to provide consulting or other services of any kind or nature whatsoever to any individual or entity as SLT in its sole discretion deems appropriate.

The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any time period under this Agreement ends on a day other than a business day, then the time period shall be extended until the next business day.

This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

This Agreement may be executed in counterpart originals, and all of such counterpart originals shall be deemed an original but shall constitute one and the same instrument; provided, however, that this Agreement shall not be binding on or enforceable against any of the parties hereto unless and until it is fully executed by all of the parties hereto.

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This Agreement shall be binding upon the parties hereto and their respective heirs, executors, personal representatives, administrators, successors, and assigns and inure to the benefit of the parties hereto and their respective permitted heirs, executors, personal representatives, administrators, successors, and assigns. Any assignment under this Agreement shall be in writing and signed by both parties. Consent to any assignment hereunder shall not be unreasonably withheld.

Nothing in this Agreement is believed to be contrary to law. If it is determined that any provision is in violation of any law, that provision shall be revised to the extent necessary to make such provision(s) legal and enforceable, and the invalidity of any provision shall not invalidate this Agreement or its remaining provisions. In such case, the Agreement shall be construed in such manner to give effect to the parties' intents and purposes in executing this Agreement to the full extent permitted by law.

Unless otherwise expressly provided herein, no waiver by SLT or The Company of any provision herein shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to SLT or the Company upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by SLT or the Company of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

All rights, powers, options or remedies afforded to SLT or the Company either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

Should any party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorney's fees, expended or incurred in connection therewith.

The laws of the State of Nevada will govern this agreement.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

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We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know.

If you agree with the terms of our engagement as described in this letter, please sign and return the letter to us.

Best Regards,

Shamar Tobias

SLT Holdings, LLC

/s/ Shamar L. Tobias

ACKNOWLEDGED AND AGREED:

/s/ Stuart Scheinman

CEO

Globe Photos, Inc.

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